Exhibit (99)

Media Contact:

Christy Phillips 704.383.8178

Investor Contacts:

Alice Lehman 704.374.4139

Ellen Taylor 704.383.1381

Press Release Tuesday, August 16, 2005

WACHOVIA CORPORATION INCREASES QUARTERLY DIVIDEND 11% TO 51 CENTS PER SHARE

WACHOVIA AUTHORIZES 100 MILLION SHARE INCREASE IN SHARE REPURCHASE PROGRAM, TO 150 MILLION SHARES

CHARLOTTE, N.C. – Wachovia Corporation’s (NYSE:WB) board of directors today approved an 11 percent increase in the company’s regular quarterly cash dividend to 51 cents per common share, up from the current 46 cents per share. The new common stock dividend is payable on September 15, 2005, to shareholders of record as of the close of business on August 31, 2005.

Also, the board authorized the repurchase of up to an additional 100 million shares of Wachovia’s common stock. The authorization is in addition to previous authorizations under which there were approximately 50 million shares remaining as of June 30, 2005.

“Today’s announcement reflects our board’s confidence in Wachovia’s performance and prospects for consistently growing earnings while maintaining a strong capital position,” said Ken Thompson, chairman and chief executive officer of Wachovia. “This increase is consistent with our stated guideline for dividend payout. We are pleased to ensure that our shareholders benefit from the company’s success.”

The stock repurchases may be private or open-market purchases, including block transactions, accelerated or delayed block transactions, forward transactions, collar transactions and similar transactions. The amount and timing of the stock repurchases would be based on various factors, such as management’s assessment of Wachovia’s capital structure and liquidity, the market price of Wachovia common stock compared to management’s assessment of the stock’s underlying value as well as applicable regulatory, legal and accounting factors.

Wachovia Corporation (NYSE:WB) is one of the largest providers of financial services to retail, brokerage and corporate customers, with retail operations from Connecticut to Florida and west to Texas, and retail brokerage operations nationwide. Wachovia had assets of $511.8 billion, market capitalization of $78.2 billion and stockholders’ equity of $47.9 billion at June 30, 2005. Its four core businesses, the General Bank, Capital

Management, Wealth Management, and the Corporate and Investment Bank, serve 13 million household and business relationships primarily through 3,126 offices in 15 states and Washington, D.C. Its full-service retail brokerage firm, Wachovia Securities, LLC, also serves clients through 699 offices in 49 states and five Latin American countries. The Corporate and Investment Bank serves clients primarily in 10 key industry sectors nationwide. Global services are offered through 33 international offices. Online banking and brokerage products and services also are available through Wachovia.com.

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